Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference, in Registration Statement Nos. 333-150066, 333-167914, and 333-174828 on Form S-8, of our report dated March 16, 2012, relating to the consolidated financial statements of Infusystem Holdings, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the existence of substantial doubt about Infusystem Holdings, Inc. and subsidiaries’ ability to continue as a going concern) appearing in the Annual Report on Form 10-K of Infusystem Holdings, Inc. for the year ended December 31, 2011.

/S/ DELOITTE & TOUCHE LLP

Detroit, Michigan

March 16, 2012